As filed with the U.S. Securities and Exchange Commission on January 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KEMPHARM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	20-5894398
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(321) 939-3416

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Travis C. Mickle, Ph.D.

President, Chief Executive Officer and Chairman of the Board of Directors

KemPharm, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(321) 939-3416

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent B. Siler Matthew P. Dubofsky Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	R. LaDuane Clifton Chief Financial Officer KemPharm, Inc. 1180 Celebration Boulevard, Suite 103 Celebration, FL 34747 (321) 939-3416	Charles E. Phillips, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-250945)

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES BEING REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(1)

Underwriter warrants to purchase share of common stock, $0.0001 par value per share	—	(2)

Common stock issuable upon exercise of underwriter warrants	$1,437,500	$156.84

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $120,750,000 on a Registration Statement on Form S-1, as amended (File No. 333-250945), which was declared effective by the Securities and Exchange Commission on January 7, 2021. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $1,437,500 is hereby registered, which includes the additional shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

(2)	No fee required pursuant to Rule 457(g).

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, KemPharm, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-250945) (the “Prior Registration Statement”), which the Registrant filed with the Commission on November 25, 2020, and amended on December 21, 2020, December 28, 2020 and January 5, 2020, and which the Commission declared effective on January 7, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of shares of common stock issuable upon exercise of warrants to be offered by the Registrant to the underwriter in the public offering by $1,437,500, which includes additional shares of common stock and/or warrants issuable to the underwriter if the underwriter exercises its option to purchase additional securities in the offering. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index below and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form S-1 (File No. 333-250945) filed on November 25, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Celebration, State of Florida, on January 7, 2021.

KEMPHARM, INC.

By:	/s/ Travis C. Mickle
Travis C. Mickle, Ph.D.
President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Travis C. Mickle Travis C. Mickle, Ph.D.	President, Chief Executive Officer and Chairman of the Board of Directors	January 7, 2021
(Principal Executive Officer)

/s/ R. LaDuane Clifton	Chief Financial Officer, Secretary	January 7, 2021
R. LaDuane Clifton, CPA	(Principal Financial Officer)

/s/ Timothy J. Sangiovanni	Vice President, Corporate Controller	January 7, 2021
Timothy J. Sangiovanni, CPA	(Principal Accounting Officer)

* Matthew R. Plooster	Director	January 7, 2021

* Richard W. Pascoe	Director	January 7, 2021

* Joseph B. Saluri	Director	January 7, 2021

* David S. Tierney	Director	January 7, 2021

*By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA Attorney-in-Fact